EXHIBIT 5.03

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of this 30th day of July, 2014, by and among Timothy Michael Patterson, Jr. (“Employee”) and Turbine Truck Engines, Inc., a Nevada corporation, (“TTEG” or “Company”).

WHEREAS, Employee has been employed with TTEG and has accumulated unpaid salary and other compensation;

WHEREAS, Employee held the position of Chief Information Officer with the Company, and had an Employment Agreement dated January 1, 2013, which expired on December 31, 2013;

WHEREAS, the Company has requested and the Employee has agreed, that it is in the best interest of all parties to acknowledge formally the termination of the Employment Agreement, and for the Employee to forgive all of the accrued and unpaid salary, and any rights accruing under the Employment Agreement to stock options, bonuses, termination compensation, severance pay, and any other compensation, all as more fully provided herein.

WHEREAS, these actions are taken by the Parties solely due to the Company’s financial condition and not as result of action taken or not taken by the Employee and are not to be construed as a reflection on the Employee.

NOW, THEREFORE, in consideration of the promises, acts, releases and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Accrued Salary. From January 2007 through and including March 31, 2014, the Company has recorded accrued and unpaid salary to Employee in the amount of $117,016.91 (“Salary”) (one hundred seventeen thousand, sixteen dollars and ninety-one cents). No other Salary or sums are due and owing from the Company to the Employee for that period, save and except those listed on the attached Exhibit A, attached hereto and incorporated herein by reference.

2. Forgiveness of Accrued Compensation. Effective as of the date hereof, the Employee hereby forgives all accrued and unpaid Salary, and all additional compensation which may have accrued under the Employment Agreement, including but not limited to (a) the rescission of the rights to a bonus in the form of stock issuance in the amount of 150,000 (one hundred fifty thousand) shares as defined in Section 4 of the 1/1/13 Employment Agreement; (b) the rescission of the bonus in the form of an option issuance, granted in Section 4 of the 1/1/13 Employment Agreement, in the amount of 500,000 (five hundred thousand) common share options set at $0.05 (5 cents) that was set to expire in 5 (five) years; (c) the rescission of the bonus in the form of an option issuance, granted in a 2011 Employment Agreement, in the amount of 150,000 (one hundred fifty thousand) common share options set at $0.25 (25 cents) that was set to expire in 5 (five) years; (d) any right to receive termination compensation under Section 7 of the 1/1/13 Employment Agreement; (e) any right to Severance Pay under Section 11 (d) of the 1/1/13 Employment Agreement; and (f) any other compensation accrued but not paid as of the date hereof, in whatever form. Employee acknowledges no consideration was provided to Employee for this forgiveness, and this forgiveness is given freely and voluntarily on behalf of the Employee, without coercion or duress.

3. Employment Agreement. The Employment Agreement terminated on its own terms, under mutual agreement, and is of no further force and effect. Aside from the Salary, money, stock or other compensation listed on Exhibit A, the Employee is owed nothing from the Company as of the date hereof. Any continued employment of the Employee shall be solely from the date hereof going forward, under such terms and conditions as may be negotiated.

4. Mutual Release of Claims. The Parties on behalf of themselves, affiliates, associates, attorneys, accountants, insurers, agents, representatives, successors, and assigns, past, present, and future, hereby release and forever discharge each other, their partners, affiliates, associates, officers, directors, managers, members, employees, attorneys, accountants, insurers, agents, representatives, predecessors, successors, and assigns, past, present, and future, from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever, which have ever existed or may have existed, or which do exist or which hereafter can, shall, or may exist arising out of any matter, cause, fact, thing, act, or omission whatsoever, occurring or existing at any time prior to and including the date hereof.

5. Release of Unknown Claims: Upon the completion in full of all of the conditions precedent contained herein, the Parties expressly waive the provisions, rights and benefits conferred by any law of any state or any territory of the United States or of any other nation, or principle of common law relating to claims which the Parties did not know or suspect to exist in the other Party’s favor at the time of executing this Agreement, which, if known by Parties, would have materially affected the Parties’ settlement with the other Party.

6. Preparation of Agreement. The Parties acknowledge having had the opportunity to obtain the review of the Agreement and its terms by counsel of their own choosing, and the Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.

7. Confidentiality. Except as permitted below, each Party shall maintain the confidentiality of the Agreement. The negotiations in connection with this Agreement were and are intended by the Parties to be privileged settlement discussions, and are confidential; neither Party shall disclose such negotiations except as required under the provisions of applicable securities laws and/or as compelled to do so by a court of competent jurisdiction.

8. Non-Disparagement. The Parties hereby agree that they will not make any remarks or adverse statements in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks) about the other Party or affiliates that could reasonably be construed as disparaging or defamatory, or to cast the other Party or any of their affiliates in a negative light, or harm the other Party or any of their affiliates’ current or prospective business plans.

9. Expenses. The Parties agree that each shall be responsible for payment of its own costs and expenses, including attorneys’ fees, associated with the negotiation and execution of this Agreement and any discussions leading thereto.

10. Choice of Law. The validity, performance, construction, interpretation and effect of this Agreement shall be governed by the substantive laws of State of State of Florida, without regard to the choice of law principles of any local, state, federal or foreign jurisdiction.

11. Amendments / Modifications. This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. The Parties expressly intend and agree that there shall be no exceptions to this “oral modification” clause, including, but not limited to, any present or future claims of partial performance or equitable estoppel. No parole or oral evidence shall be admitted to alter, modify or explain the terms of this Agreement, which all Parties agree is clear and unambiguous.

12. Entire Agreement. This Agreement represents the entire agreement of the Parties as to the matters set forth herein and shall supersede and nullify any and all previous contracts, arrangements or understandings among the Parties.

13. Counterparts. This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

14. Authorized Representative. Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first written above.

Employee:	Company:

Timothy Michael Patterson, Jr.	Turbine Truck Engines, Inc

By:	By:	/s/ Michael Rouse
Michael Rouse
Chief Executive Officer President

NOTARY

STATE OF FLORIDA

COUNTY OF _____________________

The foregoing instrument was acknowledged before me this ___________, 2014, by __________________________________________ (name), who is personally known to me or who has produced ___________________________________ (type of identification) as identification.

_______________________________________
Notary Public

Printed Name: ____________________________

My Commission Expires: ____________________

Commission #:____________________________

EXHIBIT A

Outstanding Salary Or Sums Owed To Employee Which
Are Not A Part Of This Agreement

The following sums shall remain outstanding to the Employee following the execution of this Agreement and are not forgiven as a part hereof.

Exhibit A has Zero Entries